EXHIBIT 99.1

David Reed	Phil Bourdillon/Gene Heller
President North American Operations	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. ACQUIRES BUSINESS, ASSETS AND INTELLECTUAL PROPERTY OF DIAPHORM TECHNOLOGIES, LLC
Acquired Product Line Provides Future Growth Opportunity;
 Submits Proposal to Marines

Costa Mesa, Calif. —June 9, 2009 — Ceradyne, Inc. (Nasdaq: CRDN) announced today that it has acquired substantially all of the business and assets and all technology and intellectual property related to ballistic combat and non-combat helmets of Diaphorm Technologies, LLC, based in Salem, New Hampshire. The purchase price consists of $9.5 million in cash paid at closing, the assumption of approximately $300,000 of liabilities, plus contingent consideration not to exceed $10 million over the next 5 years based upon performance milestones and revenues achieved during that period from Diaphorm’s existing products and new products developed using Diaphorm technology. Ceradyne used a portion of its existing cash for the payment made at closing.

Ceradyne also announced today that it submitted a proposal to the U.S. Marine Corps Systems Command (MARCORSYSCOM) in response to solicitation M67854-09-R-3025 for the procurement of Enhanced Combat Helmets (ECH). The Marine Corps, now in conjunction with the U.S. Army PEO Soldier, intends to procure prototype combat helmets with the option to field production helmets to both services.

Ceradyne’s strategy is to combine its successful track record in body armor programs with the proprietary helmet-forming technologies of Diaphorm to create a world class manufacturer of Enhanced Combat Helmets. Ceradyne-Diaphorm’s Enhanced Combat Helmet will provide substantively increased levels of protection, utilizing high-volume repeatable manufacturing with reliable on-time delivery to support expedited procurements.

Diaphorm was founded in 2004 to conduct research and to manufacture and market ballistic helmets. Diaphorm currently manufactures polymer based ballistic helmets for law enforcement, security and paramilitary markets. In addition to its patent portfolio, Diaphorm has recently filed multiple patent applications around their helmet and plate manufacturing methods and Ceradyne anticipates that there will be additional filings in the future. Diaphorm’s projected 2009 annual sales are estimated to be in the $3-4 million range for all of calendar year 2009. The contribution to Ceradyne’s estimated net income for the fiscal year ending December 31, 2009 from this acquisition is estimated to be immaterial.

David Reed, Ceradyne Vice President and President of North American Operations commented:  “I am extremely pleased and excited over this acquisition. The acquisition paves the way for our entry into the protective combat and non-combat helmet market. This acquisition combines excellent technology with our ability to produce high-volume protective products for military applications. We’re also pleased to announce that yesterday we submitted the Ceradyne-Diaphorm response to the multi-year U.S. Marine/Army Enhanced Combat Helmet urgent and compelling substantial requirement.

Christopher Meyers, head of CJM Investments Corp. and primary shareholder of Diaphorm Technologies, LLC, stated, “We are thrilled to find the perfect home for Diaphorm Technologies. Ceradyne’s proven track record in providing quality personal protection solutions to the U.S. Military, coupled with Diaphorm’s market leading thermoplastic forming technologies, creates a compelling force in the ballistic protection market.”

Teleconference
Management will conduct a conference call to discuss the Diaphorm acquisition at 8:00 a.m. PDT on Thursday, June 11, 2009. To participate in the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start of the call. One may also listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. For those unable to attend, these Web sites will host an archive of the call. A telephone playback will be available beginning at noon PDT on June 11 through noon PDT on June 13. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 14061368.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the
Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected.  Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements.  These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2008 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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